Exhibit 99.2

Permex Petroleum Announces Resignation of President and CEO, Brad Taillon; Chairman of the Board, Richard Little, to Step in as Interim CEO

Vancouver, British Columbia—(Newsfile Corp. - January 12, 2026) - Permex Petroleum Corporation (CSE: OIL) (FSE: 75P) (“Permex” or the “Company”) is announcing the resignation of its President, CEO and Interim Chief Financial Officer, Brad Taillon, effective as of January 12th, 2026. Brad intends to remain involved with the Company to help ensure a smooth leadership transition process. The Company’s Chairman, Richard Little, will replace Brad as Interim CEO and CFO as the Company continues to evaluate strategic growth opportunities.

“I am very thankful for the opportunity to lead Permex over the past couple of years. I appreciate the support of the Permex stakeholders and for Rich and the rest of the Permex Board for its support of myself and of what we are trying to accomplish here. I wish nothing but the best for Permex and will do everything I can to help the company during this time and going forward,” stated Brad Taillon.

Little has over 30 years of industry experience and a deep familiarity of the Company having served on its board since October 2024. Little commented “During this transition period, we will remain focused on maximizing the value of Permex and delivering for our stakeholders. On behalf of the entire board, I want to thank Brad for all his hard work and contributions to the Company over the last two years and wish him well with his future endeavors.”

About Permex Petroleum Corporation

Permex Petroleum (CSE: OIL) (FSE: 75P) is a uniquely positioned junior oil & gas company with assets and operations across the Permian Basin. The Company focuses on combining its low-cost development of Held by Production assets for sustainable growth with its current and future Blue-Sky projects for scale growth. The Company, through its wholly owned subsidiary, Permex Petroleum US Corporation, is a licensed operator in both states, and owns and operates on private, state and federal land. For more information, please visit www.permexpetroleum.com.

Contact Information

Permex Petroleum Corporation

Richard Little

Interim President & Chief Executive Officer

(713) 730-7797

Neither the Canadian Securities Exchange nor its Regulation Services Provider (as that term is defined in the policies of the Canadian Securities Exchange) accepts responsibility for the adequacy or accuracy of this release.

Forward-Looking Statements

This press release contains “forward-looking information” and “forward-looking statements” within the meaning of applicable securities laws in Canada and the United States and it is intended that this press release is to be covered by the safe harbors created by those laws. “Forward-looking information” and “forward-looking statements” each include statements that use forward-looking terminology such as “may”, “will”, “expect”, “anticipate”, “believe”, “continue”, “potential” or the negative thereof or other variations thereof or comparable terminology. Such forward-looking information and forward-looking statements each include, without limitation, information regarding Mr. Taillon’s future involvement with the Company. Neither forward-looking information nor forward-looking statements are a guarantee of future performance and are each based upon a number of estimates and assumptions of management at the date the statements made. Accordingly, readers should not place undue reliance on forward-looking statements and forward-looking information. Readers are cautioned that reliance on such information may not be appropriate for other purposes. The Company does not undertake to update any forward-looking statement or any forward-looking information that is included herein, except in accordance with applicable securities laws. We seek safe harbor.